Exhibit 10.38
Hudson City Bancorp, Inc.
2006 Stock Incentive Plan
Deferred Stock Unit Award Notice
Name:
ID Number:
Address:
This Deferred Stock Unit Award Notice is intended to set forth the terms and conditions on which a Deferred Stock Unit Award has been granted under the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan. Set forth below are the specific terms and conditions applicable to this Deferred Stock Unit Award. Attached as Exhibit A are its general terms and conditions.

	(A)	(B)	(C)	Total
Deferred Stock Units

Effective Date

Class of Shares*	Common	Common	Common

No. of Awarded Units*

Compensation for Service as

Vesting Date*

Settlement Date*	First day of the first	First day of the first	First day of the first
	calendar month after	calendar month after	calendar month after
	the six-month	the six-month	the six-month
	anniversary of	anniversary of	anniversary of
	termination of service	termination of service	termination of service

Medium of Settlement	Shares of Common	Shares of Common	Shares of Common
	Stock	Stock	Stock

Voting Rights	None prior to	None prior to	None prior to
	Settlement Date	Settlement Date	Settlement Date

Dividend Equivalent Rights

Vested Units	Yes	Yes	Yes

Unvested Units	Yes	Yes	Yes

*	Subject to adjustment as provided in the Plan and Exhibit A.
By signing where indicated below, Hudson City Bancorp, Inc. (the “Company”) grants this Deferred Stock Unit Award upon the specified terms and conditions, and the Award Recipient acknowledges receipt of this Deferred Stock Unit Award Notice, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein.

Hudson City Bancorp, Inc.		Award Recipient

By

Ronald E. Hermance, Jr.
Chairman, and CEO

EXHIBIT A
Hudson City Bancorp, Inc. 2006 Stock Incentive Plan
Deferred Stock Unit Award Notice
General Terms and Conditions
     Section 1. Size and Type of Award. A Deferred Stock Unit (a “Unit”) represents a right to receive one share of Common Stock, par value $.01 per share, (a “Share”) of Hudson City Bancorp, Inc. (the “Company”), or, to the extent provided in the Award Notice, as defined below, a monetary value equal to the Fair Market Value of a Share, on a specified future date if certain conditions have been satisfied. The number of Units awarded to you (the ”Awarded Units”) is shown on the Deferred Stock Award Notice to which these General Terms and Conditions are attached (the “Award Notice”). Units may be awarded as compensation for service either an a non-employee director or as an officer or employee of the Company or certain affiliates. The Award Notice states the services for which you have been awarded the Awarded Units.
     Section 2. Vesting and Transfer Restrictions.
     (a) Vesting Dates. The Vesting Dates for your Awarded Units are specified on the Award Notice. As a general rule, you must remain in the continuous service of the Company, Hudson City Savings Bank or an affiliate of the Company by which you are employed (your “Employer”) through a Vesting Date shown in this Award Notice in order to be vested in the Awarded Units that vest on that date.
     (b) Accelerated Vesting. Your Awarded Units that have not previously vested and that are scheduled to vest during the six-month period beginning on the date of your termination of service due to your death or Disability (as defined in the Plan), will become fully and immediately vested, without any further action on your part, upon your death or Disability before your termination of service with the Company. In addition, in the event of a Change in Control (as defined in the Plan):
     (i) if the Awarded Units represent compensation for services as a non-employee director, they will be fully and immediately vested upon the occurrence of a Change in Control; and
     (ii) if the Awarded Units represent compensation for services as an officer or employee, they will be fully and immediately vested upon your subsequent discharge without Cause (as defined in the Plan) or your resignation with Good Reason. You will be considered to have Good Reason for a voluntary resignation if the effective date of resignation occurs within ninety (90) days after any of the following: (a) the failure of your Employer (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect you to the position(s) which you held immediately prior to the Change in Control (other than to any such position as an officer of its Board of Directors), or to a more senior office; (b) if you are or become a member of the Board of Directors of your Employer, the failure of the shareholders (whether in an election in which you stand as a nominee or in an election where you are not a nominee) to elect or re-elect you to membership at the expiration of your term of membership, unless such failure is a result of your refusal to stand for election; (c) a material failure by your Employer, whether by amendment of its certificate of incorporation or organization, by-laws, action of its Board of Directors or otherwise, to vest in you the functions, duties, or responsibilities prescribed in an employment or retention agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Board of Directors); provided that you shall have given notice of such failure to the Company and your Employer and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (d) any reduction of your rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of your compensation as and when due; (e) any change in the terms and conditions of any compensation or benefit program in which you participate which, either individually or together with other changes, has a material adverse effect on the aggregate value of your total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner; provided that you shall have given notice of such material adverse effect to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (f) any material breach by your Employer of any material term, condition or covenant contained in an employment or retention agreement; provided that you shall have given notice of such material breach to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (g) a change in your principal place of employment, without your consent, to a place that is not the principal executive office of your Employer or a relocation of your Employer’s principal executive office to a location that is both more than twenty-five (25) miles away from your principal residence and more than twenty-five (25) miles away from the location of your Employer’s principal executive office on the date of the Change in Control; or (h) if you are the Chief Executive Officer of the Company immediately prior to the Change in Control, any event or series of events that results in your ceasing to be the Chief Executive Officer (or most senior executive officer, however denominated) of a successor company (I) whose common equity securities are traded on a national securities exchange and

(II) that is the owner of 100% of the outstanding common stock of Hudson City Savings Bank or its successor and (III) that is not controlled (within the meaning of the federal Change in Bank Control Act) by any other person or entity.
     (c) Forfeitures. If you terminate service with the Company prior to a Vesting Date, you will forfeit any Awarded Units that are scheduled to vest on that Vesting Date, except to the extent the accelerated vesting provisions apply. When you forfeit Awarded Units, all of your interest in the Awarded Units and any related Dividend Equivalents will be canceled without consideration.
     (d) Definition of Service. For purposes of determining the vesting of your Awarded Units, you will be deemed to be in the service of the Company for so long as you serve in any capacity as an employee, officer, non-employee director or consultant of the Company or Hudson City Savings Bank.
     (e) Transfer Restrictions.
     (i) General Rule. As a general rule, you may not sell, assign, transfer, give away, pledge or hypothecate, directly or indirectly, in any manner, your rights to Deferred Stock Units and any related Dividend Equivalents.
     (ii) Beneficiaries. You may designate a Beneficiary to receive any Awarded Units that vest on account of your death. To name a Beneficiary, complete the attached Appendix A and file it with the Corporate Secretary of Hudson City Bancorp, Inc.
     (iii) Testamentary Transfers. In the absence of an effective Beneficiary designation, your Awarded Units may be transferred upon your death by will or the laws of descent and distribution.
     Section 3. No Dividend or Voting Rights; Dividend Equivalents.
     (a) Awarded Units represent a contingent right to receive Shares in the future. They do not represent a current interest in issued and outstanding Shares. Therefore, your Awarded Units do not carry voting rights or entitle you to receive dividends.
     (b) If and to the extent stated in the Award Notice, you have been awarded equivalents with respect to your vested and/or unvested Awarded Units. Each Dividend Equivalent represents the right to receive a monetary payment equal to the cash dividend payable with respect to one Share for each dividend record date that occurs after the Award Date and prior to the date the related Awarded Unit is settled or forfeited (whichever happens first).
     Section 4. Settlement of Awarded Units.
     (a) The Settlement Date for your Awarded Units is shown on the Award Notice. If the Settlement Date is based on your Termination of Service, then:
     (i) if the Awarded Units represent compensation for service as a non-employee director, your Termination of Service occurs when you have ceased performing any services as a non-employee director to the Company or any of its affiliates; and
     (ii) If the Awarded Units represent compensation for service other than as a non-employee director, your Termination of Service occurs when you have ceased performing any services to the Company or any of its affiliates, except for service as a non-employee director.
On the Settlement Date, each of your outstanding and vested Awarded Units will, automatically and without any action on your part, be converted into one Share (if the Award Notice states that Shares are the medium of settlement) or a monetary payment equal to the Fair Market Value of a Share on the Settlement Date (if the Award Notice states that cash is the medium of settlement). The Awarded Units will be canceled and the Shares (or, if applicable, monetary payments) into which they have been converted will be transferred to you or at your direction. On and after the record date for this transfer, any Shares transferred will have the same voting and dividend rights applicable to other issued and outstanding Shares.
     (b) If a Change in Control (as defined in the Plan) occurs and such a Change in Control also constitutes a “change in ownership or effective control” of your “service recipient” or a “change in ownership or effective control” of “a substantial portion of the assets” of your ”service recipient” (in each case as defined in section 409A of the Internal Revenue Code of 1986 and the regulations thereunder) then the date of the Change in Control shall be the Settlement Date for each Awarded Unit that is vested and outstanding as of such date..
     Section 5. Taxes. The Company’s obligation to deliver Shares in settlement of the Awarded Units is conditioned on your making arrangements satisfactory to the Company for the funding and remittance to the applicable authorities of any and all federal, state and local taxes required to be withheld and remitted at the source. The Company, in its discretion, may require that funds needed to satisfy minimum required federal, state and local income and payroll tax withholding be obtained by disposition to the Company, on the Settlement Date, of Shares issued in settlement of vested Awarded Units having a Fair Market Value equal to the amount of tax required to be withheld. All monetary payments made under this Award Notice are subject to applicable federal, state and local withholding requirements.
     Section 6. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:
     If to the Company:
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
Attention: Corporate Secretary
     If to the Recipient, to the Recipient’s address as shown in the Company’s records.
     Section 7. Successors and Assigns. This Award Notice shall inure to the benefit of and shall be binding upon the Company and you and the Company’s and your respective heirs, successors and assigns.
     Section 8. Construction of Language. Whenever appropriate in the Award Notice, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Unit Award Notice, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan, as amended from time to time.
     Section 9. Governing Law. This Award Notice shall be construed, administered and enforced according to the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law. The federal and state courts located in Bergen County, New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Awarded Units granted under this Award Notice, you, and any other person claiming any rights under the Award Notice, agree to submit yourself or himself, and any such legal action as you or he shall bring under the Plan (whether or not related to this Award Notice or these Awarded Units), to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.
     Section 10. Amendment. This Award Notice may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you. No such amendment, however, shall be effective unless (a) it is designated as an amendment and (b) it refers expressly to this Award Notice.
     Section 11. Plan Provisions Control. This Award Notice and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the mandatory provisions of the Plan and the provisions of this Award Notice, the terms of the Plan, which are incorporated herein by reference, shall control. In the event of any conflict between the non-mandatory provisions of the Plan and the provisions of this Award Notice, the provisions of this Award Notice shall control. By signing this Award Notice, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Award Notice, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Notice.

Appendix A to Deferred Stock Unit Award Notice
Hudson City Bancorp, Inc. 2006 Stock Incentive Plan
Beneficiary Designation Form — Deferred Stock Unit Award

GENERAL INFORMATION	Use this form to designate the Beneficiary(ies) who may receive Deferred Stock Unit Awards that become vested at your death.

Name of Person Making Designation:	Employee No.:

BENEFICIARY DESIGNATION	Complete sections A and B. If no percentage of shares is specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.
A. PRIMARY BENEFICIARY(IES). I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death as to all outstanding Awarded Units:

Name	Address	Relationship	Birthdate	Share

%

%

%

Total = 100%
B. CONTINGENT BENEFICIARY(IES). I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death as to all outstanding Awarded Units:

Name	Address	Relationship	Birthdate	Share

%

%

%

Total = 100%

S
I
G
N
H
E
R
E

I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Corporate Secretary of Hudson City Bancorp, Inc. prior to my death, and that it is subject to all of the terms and conditions of the Plan. I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Deferred Stock Unit Awards under the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan.

Date

Internal Use Only

This Beneficiary Designation was received by Human Resources Dept. of Hudson City Bancorp, Inc. on the date indicated.			Comments

By
	Authorized Signature	Date